Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS FIRST QUARTER
2009 RESULTS
NASHVILLE, Tenn. (May 5, 2009) – Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the first quarter of 2009. Highlights from the first quarter of 2009 include:
•	Consolidated revenue increased 8.8 percent to $212.3 million in the first quarter of 2009 from $195.2 million in the same period last year. Hospitality segment total revenue increased 12.8 percent to $200.6 million in the first quarter of 2009 compared to $177.9 million in the prior-year quarter reflecting the opening of the Gaylord National, offset by a decrease in same-store hospitality revenue. Gaylord Hotels revenue per available room[1] (“RevPAR”) decreased 15.6 percent and total revenue per available room[2] (“Total RevPAR”) decreased 14.9 percent in the first quarter of 2009 compared to the first quarter of 2008. 2009 Total RevPAR includes attrition and cancellation fees of approximately $7.6 million collected during the quarter compared to $1.8 million in fees for the prior year quarter.

•	Income from continuing operations was $3.5 million, or $0.09 per share, in the first quarter of 2009 compared to a loss from continuing operations of $6.8 million, or a loss per share of $0.17, in the prior-year quarter. Income from continuing operations in the first quarter of 2009 included a $16.6 million pre-tax gain on the repurchase of $59.9 million in aggregate principal amount of the Company’s outstanding Senior Notes, $4.5 million in severance costs associated with the Company’s cost containment initiatives and $1.8 million of costs associated with the resolution of a potential proxy contest. The loss from continuing operations in the first quarter of 2008 included a $12.0 million impairment charge related to the termination of the La Cantera acquisition and $15.6 million in pre-opening costs associated with the Gaylord National.

•	Adjusted EBITDA[3] was $36.1 million in the first quarter of 2009 compared to $14.6 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) decreased 13.7 percent to $39.1 million in the first quarter of 2009 compared to $45.4 million in the same period last year. CCF results for the first quarter 2009 included approximately $6.3 million of special expense related to severance costs and costs associated with the resolution of a potential proxy contest as noted above.

•	Gaylord Hotels gross advance bookings in the first quarter of 2009 for all future years was 310,935 room nights; down 34.8% when compared to the same period last year. Net of attrition and cancellation, advance bookings in the first quarter for all future years was 107,136 room nights; down 73.4% when compared to the same period last year.
“Our results this quarter indicate that our focus on aggressive cost management combined with our group-centric business model enabled solid performance even as the hospitality industry and the overall economy experienced major slowdowns,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “Despite a decline in occupancy largely resulting from continued economic pressures on our corporate group customers, we delivered solid results.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the first quarter of 2009 include:
•	Same-store RevPAR decreased 22.0 percent to $104.80 in the first quarter of 2009 compared to $134.34 in the prior-year quarter. Same-store Total RevPAR decreased 18.6 percent to $263.35 in the first quarter compared to $323.64 in the prior-year quarter. In the first quarter of 2009, the Gaylord National generated RevPAR and Total RevPAR of $139.33 and $312.24, respectively.

•	Same-store CCF decreased 32.2 percent to $37.9 million compared to $55.8 million in the prior-year-quarter. Same-Store CCF results for the first quarter 2009 included approximately $2.6 million of special expense related to severance costs. In the first quarter of 2009, the Gaylord National generated CCF of $14.8 million which was adversely impacted by approximately $0.3 million of expense related to severance costs.

•	Same-store attrition in the first quarter was 16.7 percent compared to 11.1 percent for the same period in 2008. Same-store attrition and cancellation fee collections totaled $6.1 million in the quarter compared to $1.8 million for the same period last year. Gaylord National attrition was 16.9 percent in the quarter and fee collections for attrition and cancellation at the Gaylord National totaled $1.5 million in the quarter.

Reed continued, “During the quarter, despite extraordinary pressure on our industry from a slow economy and adverse national press relating to the meetings industry, we produced solid results due to the continued collection of attrition and cancellation fees that provide a measure of protection for our profitability. Additionally, we continued to aggressively identify and implement efficiency and cost containment initiatives. We saw a very positive impact on our business from the initiatives announced in February as departmental operating margins improved month over month during the quarter. We anticipate this favorable trend in both our departmental and CCF margins will continue throughout the remainder of 2009 and we will continue our focus on driving even more efficiency throughout our business.”
At the property level, Gaylord Opryland generated revenue of $54.5 million in the first quarter of 2009, compared to $72.6 million for the same period a year ago. First quarter RevPAR decreased 24.1 percent to $90.64 compared to $119.46 in the same period last year, driven by a 17.7 percentage point decline in occupancy resulting from group cancellations and attrition. Total RevPAR decreased 25.5 percent to $210.42 in the first quarter of 2009 compared to $282.52 in the prior-year quarter. CCF decreased 56.5 percent to $9.3 million for the first quarter, versus $21.4 million in the year-ago quarter due to the decline in revenue and a comparison to an exceptionally strong first quarter performance in 2008. CCF was also adversely impacted by special expense of approximately $1.4 million in severance costs in the first quarter of 2009. Operating statistics for the first quarter of 2008 reflect 5,171 room nights out of available inventory due to the Opryland room renovation. This room renovation was completed in 2008 and did not impact availability in 2009.
Gaylord Palms posted revenue of $45.9 million in the first quarter of 2009, a 16.6 percent decrease compared to $55.1 million in the prior-year quarter. Occupancy for the quarter was down 15.7 percent compared to the prior-year quarter due to group cancellations and attrition. First quarter RevPAR decreased 21.5 percent to $135.95 compared to $173.20 in the same quarter last year, largely driven by the decline in occupancy and a decrease in transient ADR. Total RevPAR decreased 15.7 percent to $362.77, due largely to decreased occupancy and food and beverage revenue. Despite lower occupancy levels, CCF at the property was $16.0 million compared to $20.0 million in the prior-year quarter, resulting in a CCF margin of 34.8 percent. CCF at the property was adversely impacted by approximately $0.7 million of special expense related to severance costs in the first quarter of 2009.
Gaylord Texan revenue was $42.4 million in the first quarter of 2009, a decrease of 12.2 percent from $48.3 million in the prior-year quarter, largely driven by a 15.1 percentage point decline in occupancy.

RevPAR in the first quarter decreased 19.3 percent to $113.38 due to the decline in occupancy, which offset a 55 basis point increase in ADR. Total RevPAR decreased 11.2 percent to $311.76 compared to $351.17 in the prior-year quarter. CCF decreased 12.0 percent to $12.4 million in the first quarter of 2009, versus $14.1 million in the prior-year quarter, resulting in a 29.2 percent CCF margin, a 10 basis point increase from the prior-year quarter. CCF at the property was adversely impacted by approximately $0.5 million in special expense related to severance costs in the first quarter of 2009.
Gaylord National generated revenue of $56.1 million in the first quarter of 2009 and RevPAR of $139.33. Total RevPAR was $312.24 in the first quarter, driven by solid outside the room spending. CCF was $14.8 million in the first quarter, resulting in a 26.3 percent CCF margin. CCF at the property was adversely impacted by approximately $0.3 million in special expense related to severance costs in the first quarter of 2009.
Reed continued, “We are also pleased with how Gaylord National performed this quarter. While still in its first year of operation, the National delivered $14.8 million in CCF in the first quarter, a solid performance in this challenging economic environment.”
Development Update
Gaylord Entertainment continues to make progress on the planned resort and convention hotel in Mesa, Arizona. The project is still in the very early stages of planning and specific details of the property and budget have not yet been determined. Given the current economic environment, Gaylord remains focused on conserving capital, and the Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term.
Opry and Attractions
Opry and Attractions segment revenue decreased 32.0 percent to $11.6 million in the first quarter of 2009, compared to $17.1 million in the year-ago quarter. The segment’s CCF declined to a loss of $1.3 million in the first quarter of 2009 compared to a gain of $0.3 million in the prior-year quarter. CCF in the first quarter of 2009 was also impacted by special expenses of approximately $0.4 million related to severance costs at the Attractions.

Corporate and Other
Corporate and Other operating loss totaled $15.6 million in the first quarter of 2009 compared to an operating loss of $25.5 million in the same period last year. First quarter 2008 operating loss included a $12.0 million impairment charge related to the termination of the La Cantera acquisition. Corporate and Other CCF in the first quarter decreased 12.7 percent to a loss of $12.2 million compared to a loss of $10.8 million in the same period last year. First quarter 2009 CCF includes approximately $1.2 million in severance costs and $1.8 million in costs associated with the resolution of a potential proxy contest.
Liquidity
As of March 31, 2009, the Company had long-term debt outstanding, including current portion, of $1,276.6 million and unrestricted and restricted cash of $21.2 million. At the end of the first quarter of 2009, $797.5 million of borrowings were outstanding under the Company’s $1.0 billion credit facility, and the lending banks had issued $9.9 million of letters of credit, which left $192.6 million of availability under the credit facility. Gaylord Entertainment has no significant loan maturities until July 2012.
During the first quarter of 2009, Gaylord Entertainment recorded a pretax gain of $16.6 million as a result of the repurchase of $59.9 million in aggregate principal amount of its outstanding senior notes ($39.9 million of 8 percent senior notes and $20.0 million of 6.75 percent senior notes) for $43.6 million. This brings the total aggregate principal amount repurchased to $105.7 million since the inception of our repurchase program in December, 2008. The Company used available cash and borrowings under its revolving credit facility to finance the purchases and will consider additional repurchases of its senior notes from time to time depending on market conditions.
Outlook
The following business performance outlook is based on current information as of May 5, 2009. The Company does not expect to update guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
Reed continued, “In the first three months of 2009, cancellation and attrition levels were elevated compared to prior periods. Though we are beginning to see signs of stabilization, our internal planning anticipates the continuation of these elevated levels. Therefore, we have lowered our RevPAR and Total RevPAR guidance from a (9)% – (12)% decrease to a (15)% – (20)% and (13)% – (18)% decline, respectively.”

“From a profitability perspective, we have taken appropriate and aggressive action to reduce costs in our business and generated approximately $35 million in annualized cost savings to date. Given that the economy shows little sign of improvement, we are moving forward with the next phase of cost initiatives that will deliver approximately $10 million of annualized cost savings. Should we see further deterioration in business volumes, we are ready to implement additional cost management initiatives as necessary. These operating efficiencies along with attrition and cancellation fees have helped mitigate the impact of our revenue decline. Nevertheless, we believe it is prudent to modestly reduce our same store and Gaylord National CCF guidance by $5 million each to $155 million – $165 million and $55 million — $65 million, respectively. We will maintain a conservative approach to capital spending and focus our efforts on maximizing cash flow.”

	Prior 2009	Revised 2009
	Guidance	Guidance
Consolidated Cash Flow
Gaylord Hotels (Same Store)	$160 – 170 Million	$155 – 165 Million
Gaylord National	$60 – 70 Million	$55 – 65 Million
Opry and Attractions	$12 – 13 Million	$12 – 13 Million
Corporate and Other	$(44 – 40) Million	$(44 – 40) Million

Totals	$188 – 213 Million	$178 – 203 Million

Gaylord Hotels Same-Store RevPAR	(12)% – (9)%	(20)% - (15)%
Gaylord Hotels Same-Store Total RevPAR	(12)% – (9)%	(18)% - (13)%
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord

Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit
www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made.  These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, including recessionary economic conditions in the United States, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.

[2]	The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

[3]	Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.

[4]	As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8 percent and 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of pre-opening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, President and CFO	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Mark Fioravanti, Senior Vice President of Finance and Treasurer	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1892
mfioravanti@gaylordentertainment.com	jhochberg@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended
	Mar. 31,
	2009	2008
Revenues	$212,319	$195,235
Operating expenses:
Operating costs	131,365	113,489
Selling, general and administrative (a)	44,861	39,541
Impairment charges	—	12,031
Preopening costs	—	15,575
Depreciation and amortization	28,071	21,211

Operating income (loss)	8,022	(6,612)

Interest expense, net of amounts capitalized	(18,600)	(3,579)
Interest income	3,846	324
Income from unconsolidated companies	129	236
Gain on extinguishment of debt	16,557	—
Other gains and (losses), net	(150)	59

Income (loss) before provision (benefit) for income taxes	9,804	(9,572)

Provision (benefit) for income taxes	6,286	(2,724)

Income (loss) from continuing operations	3,518	(6,848)

Loss from discontinued operations, net of taxes	(91)	(458)

Net income (loss)	$3,427	$(7,306)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.09	$(0.17)
Loss from discontinued operations, net of taxes	(0.01)	(0.01)

Net income (loss)	$0.08	$(0.18)

Fully diluted net income (loss) per share:
Income (loss) from continuing operations	$0.09	$(0.17)
Loss from discontinued operations, net of taxes	(0.01)	(0.01)

Net income (loss)	$0.08	$(0.18)

Weighted average common shares for the period:
Basic	40,906	41,246
Fully-diluted	41,122	41,246

(a)	Includes non-cash lease expense of $1.5 million for the three months ended March 31, 2009 and 2008 related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Mar. 31,	Dec. 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$19,994	$1,043
Cash and cash equivalents — restricted	1,165	1,165
Trade receivables, net	61,043	49,114
Deferred income taxes	5,371	6,266
Other current assets	51,295	50,793
Current assets of discontinued operations	63	197

Total current assets	138,931	108,578

Property and equipment, net of accumulated depreciation	2,214,018	2,227,574
Notes receivable, net of current portion	137,918	146,866
Intangible assets, net of accumulated amortization	107	121
Goodwill	6,915	6,915
Indefinite lived intangible assets	1,480	1,480
Investments	1,259	1,131
Estimated fair value of derivative assets	5,000	6,235
Long-term deferred financing costs	16,993	18,888
Other long-term assets	42,100	42,591

Total assets	$2,564,721	$2,560,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,938	$1,904
Accounts payable and accrued liabilities	154,357	168,155
Estimated fair value of derivative liabilities	1,907	1,606
Current liabilities of discontinued operations	1,369	1,329

Total current liabilities	159,571	172,994

Long-term debt and capital lease obligations, net of current portion	1,274,685	1,260,997
Deferred income taxes	68,136	62,656
Estimated fair value of derivative liabilities	28,881	28,489
Other long-term liabilities	126,165	131,578
Long-term liabilities of discontinued operations	448	446
Stockholders’ equity	906,835	903,219

Total liabilities and stockholders’ equity	$2,564,721	$2,560,379

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (“Adjusted EBITDA”) and Consolidated
Cash Flow (“CCF”) reconciliation:

	Three Months Ended Mar. 31,
	2009		2008
	$	Margin	$	Margin

Consolidated
Revenue	$212,319	100.0%	$195,235	100.0%

Net income (loss)	$3,427	1.6%	$(7,306)	-3.7%
Loss from discontinued operations, net of taxes	91	0.0%	458	0.2%
Provision (benefit) for income taxes	6,286	3.0%	(2,724)	-1.4%
Other (gains) and losses, net	150	0.1%	(59)	0.0%
Gain on extinguishment of debt	(16,557)	-7.8%	—	0.0%
Income from unconsolidated companies	(129)	-0.1%	(236)	-0.1%
Interest expense, net	14,754	6.9%	3,255	1.7%

Operating income (loss)	8,022	3.8%	(6,612)	-3.4%
Depreciation & amortization	28,071	13.2%	21,211	10.9%

Adjusted EBITDA	36,093	17.0%	14,599	7.5%
Pre-opening costs	—	0.0%	15,575	8.0%
Impairment charges	—	0.0%	12,031	6.2%
Other non-cash expenses	1,506	0.7%	1,530	0.8%
Stock option expense	1,624	0.8%	1,526	0.8%
Other gains and (losses), net	(150)	-0.1%	59	0.0%
Losses on sales of assets	52	0.0%	32	0.0%

CCF	$39,125	18.4%	$45,352	23.2%

Hospitality segment
Revenue	$200,647	100.0%	$177,944	100.0%
Operating income	26,151	13.0%	19,917	11.2%
Depreciation & amortization	24,589	12.3%	18,261	10.3%
Pre-opening costs	—	0.0%	15,575	8.8%
Other non-cash expenses	1,506	0.8%	1,530	0.9%
Stock option expense	483	0.2%	470	0.3%
Other gains and (losses), net	(134)	-0.1%	59	0.0%
Losses on sales of assets	36	0.0%	32	0.0%

CCF	$52,631	26.2%	$55,844	31.4%

Hospitality segment (Same Store)
Revenue	$144,556	100.0%
Operating income	19,253	13.3%
Depreciation & amortization	16,833	11.6%
Other non-cash expenses	1,506	1.0%
Stock option expense	385	0.3%
Other losses, net	(134)	-0.1%
Losses on sales of assets	36	0.0%

CCF	$37,879	26.2%

Gaylord National
Revenue	$56,091	100.0%
Operating income	6,898	12.3%
Depreciation & amortization	7,756	13.8%
Stock option expense	98	0.2%

CCF	$14,752	26.3%

Opry and Attractions segment
Revenue	$11,644	100.0%	$17,116	100.0%
Operating loss	(2,508)	-21.5%	(1,044)	-6.1%
Depreciation & amortization	1,114	9.6%	1,300	7.6%
Stock option expense	86	0.7%	78	0.5%

CCF	$(1,308)	-11.2%	$334	2.0%

Corporate and Other segment
Revenue	$28		$175
Operating loss	(15,621)		(25,485)
Depreciation & amortization	2,368		1,650
Impairment charges	—		12,031
Stock option expense	1,055		978
Other gains and (losses), net	(16)		—
Losses on sales of assets	16		—

CCF	$(12,198)		$(10,826)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
	2009	2008
HOSPITALITY OPERATING METRICS:
Gaylord Hospitality Segment (a)
Occupancy	61.3%	77.3%
Average daily rate (ADR)	$184.96	$173.75
RevPAR	$113.32	$134.34
OtherPAR	$162.09	$189.30
Total RevPAR	$275.41	$323.64

Revenue	$200,647	$177,944
CCF	$52,631	$55,844
CCF Margin	26.2%	31.4%

Gaylord Opryland (a)

Occupancy	58.3%	76.0%
Average daily rate (ADR)	$155.52	$157.21
RevPAR	$90.64	$119.46
OtherPAR	$119.78	$163.06
Total RevPAR	$210.42	$282.52

Revenue	$54,522	$72,591
CCF	$9,289	$21,372
CCF Margin	17.0%	29.4%

Gaylord Palms

Occupancy	68.8%	84.4%
Average daily rate (ADR)	$197.70	$205.15
RevPAR	$135.95	$173.20
OtherPAR	$226.82	$257.06
Total RevPAR	$362.77	$430.26

Revenue	$45,904	$55,050
CCF	$15,981	$19,962
CCF Margin	34.8%	36.3%

Gaylord Texan

Occupancy	61.2%	76.2%
Average daily rate (ADR)	$185.38	$184.37
RevPAR	$113.38	$140.55
OtherPAR	$198.38	$210.62
Total RevPAR	$311.76	$351.17

Revenue	$42,396	$48,287
CCF	$12,368	$14,056
CCF Margin	29.2%	29.1%

Gaylord National

Occupancy	61.8%	n/a
Average daily rate (ADR)	$225.61	n/a
RevPAR	$139.33	n/a
OtherPAR	$172.91	n/a
Total RevPAR	$312.24	n/a

Revenue	$56,091	n/a
CCF	$14,752	n/a
CCF Margin	26.3%	n/a

Nashville Radisson and Other (b)

Occupancy	52.1%	62.1%
Average daily rate (ADR)	$100.02	$99.23
RevPAR	$52.09	$61.67
OtherPAR	$11.38	$13.02
Total RevPAR	$63.47	$74.69

Revenue	$1,734	$2,016
CCF	$241	$454
CCF Margin	13.9%	22.5%

Gaylord Hospitality Segment “Same Store” (excludes Gaylord National for Three Months Ended March 31) (a)

Occupancy	61.1%	77.3%
Average daily rate (ADR)	$171.52	$173.75
RevPAR	$104.80	$134.34
OtherPAR	$158.55	$189.30
Total RevPAR	$263.35	$323.64

Revenue	$144,556	$177,944
CCF	$37,879	$55,844
CCF Margin	26.2%	31.4%

(a)	Excludes 5,171 room nights that were taken out of service during the three months ended March 31, 2008 as a result of the rooms renovation program at Gaylord Opryland.

(b)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE
	FULL YEAR 2009
	Low	High
Hospitality Segment (same store)
Estimated Operating Income/(Loss)	$82,500	$89,750
Estimated Depreciation & Amortization	65,000	67,000

Estimated Adjusted EBITDA	$147,500	$156,750
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	5,900	6,100
Estimated Stock Option Expense	1,600	2,000
Estimated Gains/(Losses), Net	0	150

Estimated CCF	$155,000	$165,000

Gaylord National
Estimated Operating Income/(Loss)	$23,700	$31,550
Estimated Depreciation & Amortization	31,000	33,000

Estimated Adjusted EBITDA	$54,700	$64,550
Estimated Pre-Opening Costs	0	0
Estimated Stock Option Expense	300	350
Estimated Gains/(Losses), Net	0	100

Estimated CCF	$55,000	$65,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$7,000	$7,700
Estimated Depreciation & Amortization	4,700	4,800

Estimated Adjusted EBITDA	$11,700	$12,500
Estimated Stock Option Expense	300	450
Estimated Gains/(Losses), Net	0	50

Estimated CCF	$12,000	$13,000

Corporate and Other segment
Estimated Operating Income/(Loss)	$(58,000)	$(53,200)
Estimated Depreciation & Amortization	9,600	9,000

Estimated Adjusted EBITDA	$(48,400)	$(44,200)
Estimated Stock Option Expense	4,400	4,000
Estimated Gains/(Losses), Net	0	200

Estimated CCF	$(44,000)	$(40,000)